UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 11, 2012

UNISOURCE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Arizona	1-13739	86-0786732
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 East Broadway Boulevard Tucson, AZ 85701

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (520) 571-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On December 28, 2011, UniSource Energy Corporation (the “Company”) gave notice of a partial redemption of its outstanding 4.50% Convertible Senior Notes due 2035 (the “Convertible Notes”) by calling $35 million of the $150 million aggregate principal amount of outstanding Convertible Notes for redemption on January 12, 2012 at a redemption price of 100% of the principal amount thereof plus accrued interest. The Convertible Notes are convertible by the holders thereof into shares of the Company’s Common Stock at a current conversion rate of 28.814 shares of Common Stock for each $1,000 principal amount of Convertible Notes converted. Rather than having their interests redeemed, on or prior to January 11, 2011, holders of $33,456,000 aggregate principal amount of the Convertible Notes selected for redemption converted their interests into 963,951 shares of the Company’s Common Stock. The remaining $1,544,000 million aggregate principal amount of Convertible Notes selected for redemption was redeemed for cash on January 12, 2012.

Set forth below is a chart that shows the conversions:

	September 30,	September 30,
Conversion Date	Principal Amount of Convertible Notes Converted	Number of Shares of Common Stock Issued
January 6, 2012	$42,000	1,206
January 9, 2012	$85,000	2,440
January 10, 2012	$5,895,000	169,848
January 11, 2012	$27,434,000	790,457

Total	$33,456,000	963,951

The shares of the Company’s Common Stock were issued solely to former holders of the Convertible Notes upon conversion pursuant to the exemption from registration provided under Section 3(a)(9) of the Securities Act of 1933, as amended. This exemption is available to the Company because the shares of the Company’s Common Stock were exchanged by the Company with its existing security holders with no commission or other remunerations being paid or given for soliciting such an exchange.

September 30,
SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 13, 2012	UNISOURCE ENERGY CORPORATION
(Registrant)

/s/ Kevin P. Larson
Senior Vice President and Chief Financial Officer